Exhibit 99.1

April 27, 2017
Dow Reports First Quarter Results

•	Earnings Per Share Increases to $0.72; Operating Earnings Per Share of $1.04, up 17%

•	Sales Climb to $13.2 Billion; Ex. Acquisitions Sales Rise 11% with Gains in all Geographic Areas

•	Price Increases 7%; Volume Growth of 16%, or 4% Excluding Acquisitions, with both Price and Volume Gains in all Geographic Areas

•	EBITDA of $2.1 Billion; Operating EBITDA Increases 20%, or $451 Million, to $2.7 Billion

•	Cash Flow from Operations Rises $337 Million

First Quarter 2017 Highlights

•
Dow reported earnings per share of $0.72, or operating earnings per share of $1.04(1). This compares with earnings per share of $0.15 in the year-ago period, or operating earnings per share of $0.89. Certain Items in the quarter reflected a $0.24 per share charge related to an arbitration matter in Dow AgroSciences and an $0.08 per share charge for transactions and productivity actions. The tax rate was impacted by Certain Items. Excluding these, the tax rate was within the Company’s modeling guidance.

•
Sales were $13.2 billion, up 23 percent versus the year-ago period, reflecting the addition of Dow Corning’s silicones business. Excluding this transaction, sales rose 11 percent, with increases in all segments except Agricultural Sciences and reflecting gains in both price (up 7 percent) and volume (up 4 percent). The Company generated sales growth across all geographic areas.

•
Price rose 7 percent, reflecting broad-based actions that led to increases in all geographic areas. Price gains were achieved in Performance Plastics, Performance Materials & Chemicals and Infrastructure Solutions.

•
Volume grew 4 percent, excluding the impact of acquisitions, reflecting continued demand drivers in Dow’s key end-use markets of packaging, transportation, infrastructure, consumer care and electronic materials. Growth was broad-based, with gains in all geographic areas. Regional highlights included Greater China (up 7 percent), the United States (up 6 percent) and Europe (up 4 percent).

•
Operating EBITDA(2) rose 20 percent to $2.7 billion, driven primarily by broad-based consumer-driven demand; increased pricing; cost controls and productivity measures; the contribution of Dow Corning’s silicones business; and higher equity earnings. These gains more than offset higher feedstock costs, planned turnaround activities and commissioning costs at Sadara and in the U.S. Gulf Coast.

•	Dow delivered $337 million higher cash flow from operations versus the year-ago period(3), primarily driven by higher earnings.

•
Dow achieved several milestones with its strategic growth investments. The Company delivered the full two-year $400 million cost synergy run-rate for the Dow Corning silicones integration within 10 months after transaction close. Dow completed the construction phase of its new world-scale ethylene facility in Texas. The Sadara joint venture further progressed its startup activities and now has 16 of its 26 production units in operating or startup mode.

•
Dow and DuPont progressed their proposed merger transaction. The companies achieved key regulatory approvals; reiterated their commitment to the $3 billion cost synergy target; and mutually agreed that all the intended spin-offs will occur within 18 months of closing, with the post-merger Materials Science Company expected to be the first spin-off if it would not adversely impact the value of the intended spin-off transactions.

(1)
Operating earnings per share is defined as earnings per share excluding the impact of “Certain Items.” See Supplemental Information at the end of the release for a description of these items, as well as a reconciliation of ‘Operating earnings per common share - diluted” to “Earnings per common share - diluted.”

(2)
EBITDA is defined as earnings (i.e., “Net Income (Loss)”) before interest, income taxes, depreciation and amortization. A reconciliation of EBITDA to "Net Income (Loss) Available for The Dow Chemical Company Common Stockholders" is provided following the Operating Segments table. Operating EBITDA is defined as EBITDA excluding the impact of “Certain Items.”

(3)	Prior year cash flow changed due to implementation of Accounting Standards Update 2016-09 and applied retroactively.
™Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow.

Comment

Andrew Liveris, Dow’s chairman and chief executive officer, stated:

“This quarter we delivered an all-time record in operating EBITDA. Our results underscore the strength of Dow’s portfolio and the levers we have in place to maintain agility in a rapidly changing business environment. Simply put, Dow’s business model - underpinned by our industry-leading integration and world-class innovation - showed once again its ability to deliver under all conditions.

“Dow’s operational and financial results reflect the strength of our broad geographic footprint, robust consumer-driven demand aligned with our core material science markets and a focused productivity agenda. Our disciplined execution against our strategy continues to deliver a fundamental shift in our growth trajectory. We have now extended our streak of year-over-year operating EPS growth to 18 consecutive quarters and achieved 14 consecutive quarters of year-over-year volume gains.

“Equally important, we have delivered all of this while in parallel making significant progress on our long-term strategic growth drivers. We advanced our U.S. Gulf Coast projects with the completion of the Texas cracker, which will be the first world-scale ethylene unit to start up on the U.S. Gulf Coast, considerably ahead of our competition. And Sadara, the largest chemical complex ever built in a single phase, has 16 of its 26 production units in operating or startup mode.

“We have also announced that we have completed the two-year cost synergy program of our Dow Corning integration in 10 months, as well as setting in motion many revenue synergy programs in our core markets. This over-achievement exemplifies Dow’s strong project management skills in delivering synergies and bodes positively for our DowDuPont merger. Additionally, receiving conditional clearance for the merger from the European Commission in the quarter marked a significant milestone and, together with the August closing date and the announcement that the Materials Science Company will be the first to spin, marked huge progress for this game-changing deal.

“The Dow team’s ability to deliver on these multiple fronts is a clear proof point that we are now positioned better than ever to deliver innovative products for our customers, economic expansion for our communities, and earnings and cash flow growth for our shareholders.”

	Three Months Ended
In millions, except per share amounts	Mar 31, 2017	Mar 31, 2016
Net Sales	$13,230	$10,703
Adjusted Sales(4)	$11,942	$10,703

Net Income Available for Common Stockholders	$888	$169
Net Income Available for Common Stockholders, Excluding Certain Items	$1,274	$993

Earnings per Common Share - Diluted	$0.72	$0.15
Operating Earnings per Share	$1.04	$0.89
(4) “Adjusted Sales” is defined as “Net Sales” adjusted for divestitures and acquisitions.

Agricultural Sciences
Agricultural Sciences reported first quarter sales of $1.6 billion, down 5 percent versus the year-ago period driven by a volume decline of 5 percent.

Crop Protection volume declined despite higher demand for insecticides in most geographic areas and continued adoption of Arylex™ broadleaf herbicide. These gains were more than offset by reduced demand primarily for herbicides and insecticides in Asia Pacific, driven by lower demand for rice herbicides in China where flooding during last year’s season led to high channel inventories that continued into this year. Seed volumes declined primarily due to lower demand for corn seeds in North America on projected reduced acreage and lower demand for sunflower seed in EMEAI and Latin America. These factors were mostly offset by volume gains in corn in Latin America and in cotton in the United States, reflecting the successful launch of ENLIST™ cotton and early grower adoption.
Operating EBITDA was $351 million, down from $403 million in the year-ago period as a higher contribution from the Seeds business, driven by demand for ENLIST™ cotton and growth in corn in Latin America, was more than offset by lower volume in Crop Protection, particularly in Asia Pacific.
Equity losses for the segment were $1 million, compared to equity earnings of $7 million in the year-ago period.

Consumer Solutions
Consumer Solutions reported first quarter sales of $1.6 billion, up from $1.1 billion in the year-ago period, with gains in all businesses. The sales increase was driven by the contribution of Consumer Solutions - Silicones and broad-based geographic volume growth, which more than offset a modest price decline in the segment. Volume increased 53 percent, driven by the addition of Consumer Solutions - Silicones.
Excluding acquisitions, segment volume grew 8 percent, with gains in all businesses and double-digit growth in Asia Pacific and Latin America. Dow Automotive Systems achieved double-digit volume gains, continuing its trend of growing above the global automotive end-market. The business’s growth was driven by further adoption of its light weighting technologies that improve fuel efficiency, as well as its broad geographic reach, with notable growth in Greater China, Mexico, Brazil and EMEAI. Consumer Care delivered volume gains on robust demand for personal hygiene applications. The business achieved growth in all geographic areas except EMEAI, which reflected the sale of SAFECHEM™ in the fourth quarter of 2016. Dow Electronic Materials continued its above-market volume growth trend, delivering increases in most geographic areas, led by strong demand in semiconductor and printed circuit board applications. Growth was also driven by new business wins across the portfolio, including chemical mechanical planarization (CMP) polishing pads, lithography and organic light emitting diode (OLED) technologies.
Operating EBITDA rose to a first quarter record of $500 million, the seventh consecutive quarter of year-over-year growth, up from $310 million in the year-ago period. The increase in operating EBITDA reflected the contribution from Consumer Solutions - Silicones, new commercial wins and market share gains.
Equity earnings for the segment were $40 million, up from $20 million in the year-ago period, reflecting a higher contribution from Dow’s share of settlements of long-term polysilicon sales agreements at the HSC Group.

Infrastructure Solutions
Infrastructure Solutions reported first quarter sales of $2.5 billion, up from $1.6 billion in the year-ago period. Gains were driven by the addition of Infrastructure Solutions - Silicones, broad-based geographic volume growth and a modest increase in price, up 2 percent. Volume increased 56 percent, primarily due to the addition of Infrastructure Solutions - Silicones.
Excluding acquisitions, volume grew 5 percent with gains in all businesses. Dow Building & Construction delivered strong volume growth driven by STYROFOAM™ insulation, methyl cellulosics in construction applications and continued adoption of BLUEDGE™ polymeric flame retardant technology. The Energy & Water Solutions business’s volume growth was led by double-digit gains in North America on a resurgence of demand in the oil and gas exploration market sector. Dow Coating Materials volume increased, driven by gains in Asia Pacific for architectural coatings. Performance Monomers reported strong volume increase, driven by merchant sales of methacrylates and vinyl acetate monomers (VAM).
Operating EBITDA increased to $511 million, up significantly from $293 million in the year-ago period. The increase reflects the contribution of Infrastructure Solutions - Silicones, improved industry fundamentals in Performance Monomers, particularly for methacrylates, and a benefit from integrated on-purpose propylene production. These improvements were partly offset by margin compression, as pricing initiatives lagged the raw material cost increases.
Equity earnings for the segment were $55 million, compared to $51 million in the year-ago period.

Performance Materials & Chemicals
Performance Materials & Chemicals reported first quarter sales of $2.4 billion, up from $2.2 billion in the year-ago period, with gains across all businesses.
The segment reported volume growth of 7 percent with gains in all geographic areas and businesses. Polyurethanes sales volume grew due to continued robust demand for downstream, higher-margin systems applications and double-digit gains in MDI, where short-term industry fundamentals remained tight. Industrial Solutions demand rose in all geographic areas except North America, which was flat, led by a double-digit gain in Asia Pacific, behind strength in ethanolamines, glycol ethers and growth in high-value applications for textiles, lubricants and electronics. Chlor-Alkali and Vinyl volume increased on steady demand in vinyl chloride monomer and caustic soda in EMEAI.
Operating EBITDA was $435 million, up from $335 million in the year-ago period, primarily driven by improved equity earnings. The impact of higher raw material costs in all businesses year-over-year was mostly offset by demand and pricing momentum, as well as the benefit of integrated on-purpose propylene production.
Equity earnings for the segment were $73 million, an improvement versus a loss of $31 million in the same quarter last year, on higher earnings from the Kuwait joint ventures, primarily due to improved monoethylene glycol pricing.

Performance Plastics
Performance Plastics reported first quarter sales of $5.0 billion, up from $4.2 billion in the year-ago period, with gains in all businesses except Dow Electrical and Telecommunications, which was flat. Sales rose in all geographic areas except Latin America, which was flat. Pricing increased 15 percent, with gains in all geographic areas.
The segment reported volume growth of 5 percent. Dow Packaging and Specialty Plastics achieved a first quarter sales volume record, driven by the continued adoption of innovations targeting the industrial and consumer packaging end-markets, as well as share gains in food and specialty packaging applications. The business reported notable demand gains in emerging geographies, including Eastern Europe, India and Greater China. Dow Elastomers also achieved a first quarter sales volume record, led by double-digit demand growth in applications for consumer packaging and high performance athletic footwear end-markets. The business also reported continued strength in demand for transportation applications, aligned with trends toward light weighting. Dow Electrical and Telecommunications volume declined as the business ramped its asset in Texas to full operations throughout the quarter following significant planned maintenance activity in the previous quarter.
Operating EBITDA for the segment was $984 million, essentially flat with $991 million in the year-ago period, as trends in the quarter followed the Company’s previously stated modeling guidance. Pricing momentum and volume gains in most businesses were offset by increased feedstock and energy costs, planned maintenance activity and commissioning costs associated with the new ethylene unit and derivative facilities.

Equity earnings for the segment were $33 million, up from a loss of $1 million in the same quarter last year. This increase was primarily due to higher contributions from the Kuwait joint ventures, which more than offset planned maintenance activity at Sadara’s mixed feed cracker.

Outlook

Commenting on the Company’s outlook, Liveris said:
“The global economy is showing signs of positive momentum, with excellent leading indicators across much of the world - though geopolitical risks and volatility will persist. The strength and resilience of our portfolio, combined with our consumer-led market focus, will continue to serve us well in this environment.
“The United States remains a bright spot, driven by solid consumer demand and a resurgent manufacturing sector, especially with the pro-business investment policies from the new administration. Europe continues its gradual recovery, and we are encouraged by the return of growth signals aligned to our market focus - notably in infrastructure, automotive and packaging. In Latin America, we see early signs of gradual improvements in consumer-led markets and robust growth in the agriculture sector, with most economies showing strength, except for Brazil, which remains in a recessionary mode. And finally, China’s transition to a consumption economy focused on domestic growth is progressing on a stable path, with strong growth drivers especially for Dow’s products, and the rise of the middle class across developing Asia continues to drive strong demand in the region, particularly in Southeast Asia.
“With this view in mind, Dow is well positioned with the right strategy and portfolio for continued success in these market conditions. Dow’s exceptional performance over these last four and a half years will continue, based on our relentless and disciplined focus, delivering consistent earnings growth. This unique ability to deliver in both the short- and long-term for our shareholders - balancing all value growth levers - has created a mindset that will serve us well as we drive toward the close of the DowDuPont transaction and the intended spins.”

Dow will host a live webcast of its first quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 9:00 a.m. ET on www.dow.com.

About Dow
Dow (NYSE: DOW) combines the power of science and technology to passionately innovate what is essential to human progress. The Company is driving innovations that extract value from material, polymer, chemical and biological science to help address many of the world's most challenging problems, such as the need for fresh food, safer and more sustainable transportation, clean water, energy efficiency, more durable infrastructure, and increasing agricultural productivity. Dow's integrated, market-driven portfolio delivers a broad range of technology-based products and solutions to customers in 175 countries and in high-growth sectors such as packaging, infrastructure, transportation, consumer care, electronics, and agriculture. In 2016, Dow had annual sales of $48 billion and employed approximately 56,000 people worldwide. The Company's more than 7,000 product families are manufactured at 189 sites in 34 countries across the globe. References to "Dow" or the "Company" mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

Use of non-GAAP measures: Dow’s management believes that measures of income excluding certain items (“non-GAAP” measures) provide relevant and meaningful information to investors about the ongoing operating results of the Company. Such measurements are not recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should not be viewed as an alternative to GAAP measures of performance. Reconciliations of non-GAAP measures to GAAP measures are provided in the Supplemental Information tables.

Note: The forward looking statements contained in this document involve risks and uncertainties that may affect Dow’s operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission (“SEC”). These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that Dow’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward‑looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

###

Financial Statements (Note A)
The Dow Chemical Company and Subsidiaries
Consolidated Statements of Income

	Three Months Ended
In millions, except per share amounts (Unaudited)	Mar 31, 2017	Mar 31, 2016
Net Sales	$13,230	$10,703
Cost of sales (Note B)	10,197	7,951
Research and development expenses	416	361
Selling, general and administrative expenses (Note C)	867	742
Amortization of intangibles	155	103
Restructuring credits	(1)	(2)
Equity in earnings of nonconsolidated affiliates	196	39
Sundry income (expense) - net (Note D)	(470)	(1,241)
Interest income	25	20
Interest expense and amortization of debt discount	219	201
Income Before Income Taxes	1,128	165
Provision (Credit) for income taxes	213	(110)
Net Income	915	275
Net income attributable to noncontrolling interests	27	21
Net Income Attributable to The Dow Chemical Company	888	254
Preferred stock dividends	—	85
Net Income Available for The Dow Chemical Company Common Stockholders	$888	$169

Per Common Share Data:
Earnings per common share - basic	$0.74	$0.15
Earnings per common share - diluted	$0.72	$0.15

Dividends declared per share of common stock	$0.46	$0.46
Weighted-average common shares outstanding - basic	1,202.5	1,102.9
Weighted-average common shares outstanding - diluted	1,222.1	1,117.3

Depreciation	$578	$456
Capital Expenditures	$754	$820
Notes to the Consolidated Financial Statements:

Note A: The unaudited interim consolidated financial statements reflect all adjustments which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods covered. These statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2016. Except as otherwise indicated by the context, the terms "Company" and "Dow" as used herein mean The Dow Chemical Company and its consolidated subsidiaries.

Note B: In the first quarter of 2017, the Company recognized pretax charges of $23 million for costs associated with transactions and productivity actions ($23 million in the first quarter of 2016).

Note C: In the first quarter of 2017, the Company recognized pretax charges of $112 million for costs associated with transactions and productivity actions ($42 million in the first quarter of 2016).

Note D: In the first quarter of 2017, the Company recognized a pretax charge of $469 million related to the Bayer CropScience arbitration matter. In the first quarter of 2016, the Company recognized a pretax loss of $1,235 million related to the settlement of the urethane matters class action lawsuit and opt-out cases.

The Dow Chemical Company and Subsidiaries
Consolidated Balance Sheets

In millions (Unaudited)	Mar 31, 2017	Dec 31, 2016
Assets
Current Assets
Cash and cash equivalents (variable interest entities restricted - 2017: $99; 2016: $75)	$5,848	$6,607
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2017: $111; 2016: $110)	4,991	4,666
Other	4,719	4,358
Inventories	8,210	7,363
Other current assets	872	665
Total current assets	24,640	23,659
Investments
Investment in nonconsolidated affiliates	3,625	3,747
Other investments (investments carried at fair value - 2017: $2,010; 2016: $1,959)	3,001	2,969
Noncurrent receivables	841	708
Total investments	7,467	7,424
Property
Property	58,359	57,438
Less accumulated depreciation	34,591	33,952
Net property (variable interest entities restricted - 2017: $960; 2016: $961)	23,768	23,486
Other Assets
Goodwill	15,334	15,272
Other intangible assets (net of accumulated amortization - 2017: $4,508; 2016: $4,295)	5,928	6,026
Deferred income tax assets	3,116	3,079
Deferred charges and other assets	575	565
Total other assets	24,953	24,942
Total Assets	$80,828	$79,511
Liabilities and Equity
Current Liabilities
Notes payable	$383	$272
Long-term debt due within one year	616	635
Accounts payable:
Trade	4,810	4,519
Other	2,549	2,401
Income taxes payable	409	600
Dividends payable	558	508
Accrued and other current liabilities	3,868	3,669
Total current liabilities	13,193	12,604
Long-Term Debt (variable interest entities nonrecourse - 2017: $364; 2016: $330)	20,471	20,456
Other Noncurrent Liabilities
Deferred income tax liabilities	934	923
Pension and other postretirement benefits - noncurrent	11,126	11,375
Asbestos-related liabilities - noncurrent	1,337	1,364
Other noncurrent obligations	5,433	5,560
Total other noncurrent liabilities	18,830	19,222
Stockholders’ Equity
Common stock	3,107	3,107
Additional paid-in capital	4,137	4,262
Retained earnings	30,659	30,338
Accumulated other comprehensive loss	(9,514)	(9,822)
Unearned ESOP shares	(203)	(239)
Treasury stock at cost	(1,126)	(1,659)
The Dow Chemical Company’s stockholders’ equity	27,060	25,987
Noncontrolling interests	1,274	1,242
Total equity	28,334	27,229
Total Liabilities and Equity	$80,828	$79,511
See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries
Operating Segments

	Three Months Ended
In millions (Unaudited)	Mar 31, 2017	Mar 31, 2016
Sales by segment
Agricultural Sciences	$1,568	$1,646
Consumer Solutions	1,599	1,054
Infrastructure Solutions	2,525	1,594
Performance Materials & Chemicals	2,442	2,181
Performance Plastics	5,025	4,165
Corporate	71	63
Total	$13,230	$10,703
EBITDA by segment
Agricultural Sciences	$(118)	$403
Consumer Solutions	500	310
Infrastructure Solutions	511	293
Performance Materials & Chemicals	435	(900)
Performance Plastics	984	991
Corporate	(212)	(144)
Total	$2,100	$953
Certain items impacting EBITDA by segment (1)
Agricultural Sciences	$(469)	$—
Consumer Solutions	—	—
Infrastructure Solutions	—	—
Performance Materials & Chemicals	—	(1,235)
Performance Plastics	—	—
Corporate	(135)	(65)
Total	$(604)	$(1,300)
Operating EBITDA by segment (2)
Agricultural Sciences	$351	$403
Consumer Solutions	500	310
Infrastructure Solutions	511	293
Performance Materials & Chemicals	435	335
Performance Plastics	984	991
Corporate	(77)	(79)
Total	$2,704	$2,253
Continued

The Dow Chemical Company and Subsidiaries
Operating Segments (Continued)

	Three Months Ended
In millions (Unaudited)	Mar 31, 2017	Mar 31, 2016
Equity in earnings (losses) of nonconsolidated affiliates by segment (included in EBITDA)
Agricultural Sciences	$(1)	$7
Consumer Solutions	40	20
Infrastructure Solutions	55	51
Performance Materials & Chemicals	73	(31)
Performance Plastics	33	(1)
Corporate	(4)	(7)
Total	$196	$39

(1)	See Supplemental Information for a description of certain items affecting results in 2017 and 2016.

(2)
The Company uses Operating EBITDA as its measure of profit/loss for segment reporting purposes. The Company defines Operating EBITDA as EBITDA (which Dow defines as earnings (i.e., "Net Income") before interest, income taxes, depreciation and amortization) excluding the impact of certain items. Operating EBITDA by segment includes all operating items relating to the businesses, except depreciation and amortization; items that principally apply to the Company as a whole are assigned to Corporate. A reconciliation of "Net Income Available for The Dow Chemical Company Common Stockholders" to Operating EBITDA is provided below.

Reconciliation of "Net Income Available for The Dow Chemical Company Common Stockholders" to Operating EBITDA	Three Months Ended
In millions (Unaudited)	Mar 31, 2017	Mar 31, 2016
Net Income Available for The Dow Chemical Company Common Stockholders	$888	$169
+ Preferred stock dividends	—	85
+ Net income attributable to noncontrolling interests	27	21
+ Provision (Credit) for income taxes	213	(110)
Income Before Income Taxes	$1,128	$165
+ Interest expense and amortization of debt discount	219	201
- Interest income	25	20
+ Depreciation and amortization	778	607
EBITDA	$2,100	$953
- Certain items	(604)	(1,300)
Operating EBITDA	$2,704	$2,253

Sales by Geographic Area

	Three Months Ended
In millions (Unaudited)	Mar 31, 2017	Mar 31, 2016
North America	$5,238	$4,169
Europe, Middle East, Africa and India	4,241	3,524
Asia Pacific	2,415	1,792
Latin America	1,336	1,218
Total	$13,230	$10,703

The Dow Chemical Company and Subsidiaries
Sales Volume and Price by Segment and Geographic Area

	Three Months Ended
	Mar 31, 2017
Percentage change from prior year	Volume	Price	Total
Agricultural Sciences	(5)%	—%	(5)%
Consumer Solutions	53	(1)	52
Infrastructure Solutions	56	2	58
Performance Materials & Chemicals	7	5	12
Performance Plastics	5	15	20
Total	16%	7%	23%
North America	16%	10%	26%
Europe, Middle East, Africa and India	12	8	20
Asia Pacific	32	3	35
Latin America	7	3	10
Developed geographies	15%	10%	25%
Emerging geographies (1)	18	3	21

Sales Volume and Price by Segment and Geographic Area,
Excluding Acquisitions(2)

	Three Months Ended
	Mar 31, 2017
Percentage change from prior year	Volume	Price	Total
Agricultural Sciences	(5)%	—%	(5)%
Consumer Solutions	8	(1)	7
Infrastructure Solutions	5	2	7
Performance Materials & Chemicals	7	5	12
Performance Plastics	5	15	20
Total	4%	7%	11%
North America	5%	10%	15%
Europe, Middle East, Africa and India	3	8	11
Asia Pacific	6	3	9
Latin America	1	3	4
Developed geographies	4%	10%	14%
Emerging geographies (1)	4	3	7

(1)	Emerging geographies includes Eastern Europe, Middle East, Africa, India, Latin America and Asia Pacific excluding Australia, Japan and New Zealand.

(2)	Excludes current period sales related to the ownership restructure of Dow Corning announced on June 1, 2016 (Consumer Solutions and Infrastructure Solutions).

Supplemental Information

Description of Certain Items Affecting Results
The following table summarizes the impact of certain items recorded in the three-month periods ended March 31, 2017 and March 31, 2016:

Certain Items Impacting Results	Pretax Impact (1)		Net Income (2)		EPS - Diluted (3)
	Three Months Ended		Three Months Ended		Three Months Ended
In millions, except per share amounts (Unaudited)	Mar 31, 2017	Mar 31, 2016	Mar 31, 2017	Mar 31, 2016	Mar 31, 2017	Mar 31, 2016
Reported U.S. GAAP Amounts			$888	$169	$0.72	$0.15
- Certain items:
Bayer CropScience arbitration matter	$(469)	$—	(295)	—	(0.24)	—
Urethane matters legal settlements	—	(1,235)	—	(778)	—	(0.70)
Costs associated with transactions and productivity actions	(135)	(65)	(91)	(46)	(0.08)	(0.04)
Total certain items	$(604)	$(1,300)	$(386)	$(824)	$(0.32)	$(0.74)
= Operating Results (Non-GAAP)			$1,274	$993	$1.04	$0.89

(1)	Impact on "Income Before Income Taxes."

(2)	"Net Income Available for The Dow Chemical Company Common Stockholders."

(3)	"Earnings per common share - diluted."

Results in the first quarter of 2017 were impacted by the following items:

•
Pretax charge of $469 million related to the Bayer CropScience arbitration matter. The pretax charge was included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Agricultural Sciences. The charge was taken after an adverse decision from the U.S. Court of Appeals for the Federal Circuit; however, Dow AgroSciences is continuing to pursue its appellate options.

•
Pretax charges of $135 million for costs associated with transactions and productivity actions, primarily financial, legal and professional advisory fees, including costs associated with the planned all-stock merger of equals with E.I. du Pont de Nemours and Company ("DuPont"), implementation costs associated with the ownership restructure of Dow Corning Corporation ("Dow Corning"), implementation costs associated with the Company's restructuring programs and other productivity actions (collectively, "Costs associated with transactions and productivity actions"). The charges were included in "Cost of sales" ($23 million) and "Selling, general and administrative expenses" ($112 million) in the consolidated statements of income and reflected in Corporate.

Results in the first quarter of 2016 were impacted by the following items:

•
Pretax loss of $1,235 million related to the Company's settlement of the urethane matters class action lawsuit and the opt-out cases litigation. The pretax loss was included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Performance Materials & Chemicals.

•
Pretax charges of $65 million for costs associated with transactions and productivity actions, primarily financial, legal and professional advisory fees, including costs associated with the planned all-stock merger of equals with DuPont, costs associated with the ownership restructure of Dow Corning, implementation costs associated with the Company's 2015 Restructuring program and other productivity actions (collectively "Costs associated with transactions and productivity actions"). These charges were included in "Cost of sales" ($23 million) and "Selling, general and administrative expenses" ($42 million) in the consolidated statements of income and reflected in Corporate.